DATE: May 26, 2021

XENIA HOTELS & RESORTS ANNOUNCES THE APPOINTMENT OF TERRENCE MOOREHEAD
TO ITS BOARD OF DIRECTORS

Orlando, FL – May 26, 2021 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced the appointment of Mr. Terrence Moorehead to its Board of Directors, effective May 25, 2021. Mr. Moorehead was also appointed as a member of the Audit Committee effective May 25, 2021. With the appointment, the Company's Board of Directors increased to nine members, eight of whom are independent, including Mr. Moorehead.
"On behalf of the Board of Directors and the management team, we are pleased to welcome Terrence to our Board," commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. "Terrence brings a fresh and diverse perspective to the Board, and we look forward to his contributions that will further enhance our leadership. His expertise in high-end consumer products and behaviors as well as his experience in and focus on health and wellness are valuable attributes that are directly relevant to the upper upscale and luxury lodging segments. Additionally, his strategic insights that have been honed by executive leadership roles throughout the world will be of significant value.”

Mr. Moorehead currently serves as President, Chief Executive Officer, and a director on the board of Nature’s Sunshine Products, Inc (NASDAQ: NATR) (“Nature’s Sunshine”), a leading natural health and wellness company. Prior to joining Nature’s Sunshine in 2018, Mr. Moorehead was Chief Executive Officer at Carlisle Etcetera LLC from 2015 through 2018, and at Dana Beauty, Inc. from 2013 to 2015. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, North America, President and Chairman of Avon Japan, President of Avon Canada, and General Manager of Avon Italy.

Mr. Moorehead received his Master of Business Administration from Columbia University and a Bachelor of Arts in Economics from Boston College.

“I am excited to be joining Xenia's Board of Directors and to have the opportunity to work with such an outstanding team of professionals. The Company's high-quality properties, differentiated portfolio, and top-notch management team are a powerful combination and I look forward to working with the team to deliver increased shareholder value,” commented Mr. Moorehead.

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 35 hotels and resorts comprising 10,011 rooms across 15 states. Xenia’s hotels are in the luxury and upper upscale segments, and are operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, and The Kessler Collection. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and within the meaning of

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the effects of the COVID-19 pandemic, including on the demand for travel, transient and group business (including, but not limited to, government-imposed travel or meeting restrictions), and levels of consumer confidence in the safety of travel as a result of the pandemic; the length of the COVID-19 pandemic and severity of such pandemic in the United States; the pace of economic recovery and the recovering of consumer confidence following the COVID-19 pandemic; our ability to implement cost-containment strategies; the adverse effects of the COVID-19 pandemic on our business or the market price of our common stock; and our ability to service, restructure or refinance our debt; our ability to be in compliance with our debt covenants; our ability to access capital on acceptable terms or at all and uncertainty in both the debt and equity capital markets; and the outcome of legal proceedings or other disputes. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and its Current Reports on Form 8-K. Except as required by law, the Company does not undertake, and hereby disclaims, any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Contact:

Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100

###
2